Exhibit 1.1

EQUITY FOCUS TRUSTS
S&P COMPETITIVE ADVANTAGE PORTFOLIO, 2002 SERIES

REFERENCE TRUST INDENTURE

Dated as of May 22, 2002

This Trust Indenture between Salomon Smith Barney Inc., as Sponsor, and The Bank of New York, as Trustee (the “Indenture”) sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Equity Focus Trusts, Standard Terms and Conditions of Trust for Series formed on or subsequent to March 14, 2000” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full herein and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Sponsor and the Trustee agree as follows:

Part I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument, except that all references to “The Chase Manhattan Bank” shall be deleted and replaced by “The Bank of New York,” and further, that The Bank of New York shall, by executing this Trust Indenture, be deemed to be the Trustee and a party to said Standard Terms and Conditions of Trust for all purposes of this Trust.

Part II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

(a)  The Securities (including Contract Securities) deposited hereunder are those listed in the Prospectus under Portfolio relating to the Strategic S&P Competitive Advantage Portfolio, 2002 Series.

(b)  The definition of “Distribution Agency Agreement” shall be added and read as follows:

“The Distribution Agency Agreement dated as of May 22, 2002, among the Trustee, the Sponsor and the Distribution Agent.”

(c)  The definition of “Trustee” shall be deleted and replaced by the following:

“The Bank of New York, or its successor or any successor Trustee appointed as herein provided.”

(d)  SECTION 2.02 is hereby amended by adding the following sentence as the second sentence of SECTION 2.02:

“Effective as of the Evaluation Time on May 23, 2002, in the event that the aggregate value of Securities in the Trust has increased since the evaluation on May 22, 2002, the Trustee shall issue such number of additional Units to the Unitholder of outstanding Units as of the close of business on May 22, 2002, that the price per Unit computed as of the Evaluation Time on May 23, 2002, plus the maximum applicable sales charge shall equal approximately $1 per Unit (based on the number of Units outstanding as of said Evaluation Time, including the additional Units issued pursuant to this sentence); in the event that the aggregate value of Securities in the Trust Fund has decreased since the evaluation on May 22, 2002, there will be a reverse split of the outstanding Units, and said Unitholder will surrender to the Trustee for cancellation such number of Units, that the price per Unit computed as of the Evaluation Time on May 23, 2002, plus the maximum applicable sales charge shall equal approximately $1 per Unit (based on the number of Units outstanding as of said Evaluation Time, reflecting cancellation of Units pursuant to this sentence).”

(e)  The following sentence shall be added at the conclusion of SECTION 2.02:

“Notwithstanding the fact that any Unitholder may acquire Units of the Trust by purchase or by in-kind contribution, Securities received by the Sponsor on the termination, or through a redemption, of a series of the Trust shall not be contributed to a subsequent series of the Trust.”

(f)  Article THREE shall be amended to add a new SECTION 3.20 as follows:

“SECTION 3.20.    Creation and Development Fee.    In the event that the Prospectus provides for a Creation and Development Fee, then the Trustee shall, on the dates specified in and as permitted by the Prospectus, withdraw from the Income Account, the Capital Account and/or distributions to be made therefrom, as such accounts or distributions are designated in the Prospectus as the source of the payments of the Creation and Development Fee, an amount per Unit specified in the Prospectus and credit such amount to a special, non-Trust account maintained at the Trustee out of which the Creation and Development Fee will be distributed to the Sponsor. If the balances in the Income and Capital Accounts are insufficient to make any withdrawal designated to be made therefrom, the Trustee shall, as directed by the Sponsor, either advance funds in an amount equal to the proposed withdrawal and be entitled to reimbursement of such advance upon the deposit of additional monies in the Income Account or the Capital Account, sell Securities and credit the proceeds thereof to such special Sponsor’s account or credit Securities in kind to such special Sponsor’s Account, provided, however, that the Trustee shall not be required to advance an aggregate amount in excess of $15,000 pursuant to this Section. Such directions shall identify the Securities, if any, to be sold or distributed in kind and shall contain, if the Trustee is directed by the Sponsor to sell a Security, instructions as to execution of such sales. The Trustee shall have no liability for any loss or depreciation resulting from sales made in accordance with the Sponsor’s instruction. Unless otherwise provided in the Prospectus, the payment of the Creation and Development Fee shall be for the account of Holders of record on the date of payment and the liability for such payment shall not be reflected in the computation of Unit Value prior thereto. Accordingly, if a Holder redeems Units prior to full payment of the Creation and Development Fee, the Trustee shall not, on the Redemption Date, withhold from the Redemption Price payment to such Holder an amount equal to the unpaid portion of the Creation and Development Fee, unless provided otherwise in the Prospectus. The Sponsor may at any time instruct the Trustee to distribute to the

Sponsor cash or Securities previously credited to the special Sponsor’s Account. Notwithstanding the foregoing, unless the Sponsor shall otherwise direct, the Trustee shall accrue the liability for the Creation and Development Fee on each Creation and Development Fee payment date but shall defer the payment thereof and any sale of Securities as shall be necessary to provide funds for such payment, until the last Deferred Sales Charge payment date specified in the Prospectus or such earlier time as a Unit is redeemed. Accordingly, any person who acquires a Unit subsequent to one or more Creation and Development Fee payment dates will acquire the Unit subject to the unpaid liability for such Creation and Development Fee payments. Neither the Trustee nor the Sponsor shall have any liability for loss or depreciation resulting from such deferral of payment and sale of Securities.”

(g)  SECTION 5.02 shall be amended by adding the following sentence to as the last sentence of part (a), and deleting sections (b) and (c), and replacing them with the following sections (b) and (c):

“In connection with each redemption of Units, the Sponsor shall direct the Trustee to redeem Units in accordance with the procedures set forth in either (b) or (c) of this SECTION 5.02.”

“(b) Redemption by Trustee Subject to deduction of any tax or other governmental charges due thereon, redemption is to be made by payment of cash equal to the Unit Value as of the Evaluation Time next following the tender plus any Accrued Income per Unit from, and including, the day next following such Evaluation Time to, but not including, the day of payment to the redeeming Holder, multiplied by the number of Units being redeemed (the “Redemption Price”). The portion of the Redemption Price representing the pro rata share of the cash on hand in the Income Account and such Accrued Income shall be withdrawn from the Income Account to the extent funds are available for such purpose. The balance of the Redemption Price, including Accrued Income to the extent unavailable in the Income Account, shall be withdrawn from the Capital Account to the extent that funds are available for such purpose; if the available balance in the Capital Account shall be insufficient, the Trustee shall sell Securities from among those designated for such purpose by the Sponsor on the current list as provided in subsection (d) below, in such amounts as shall be necessary for the purposes of such redemption; provided, however, that no amount in the Capital Account may be used for any redemption unless the Sponsor so directs in writing. Instead, Units shall be redeemed by the Trustee’s segregating on the books of the Trust those Securities selected from among those designated on such current list by the Sponsor for the account of the Holder (to the extent the value thereof is equal to the Redemption Price (less any cash distributed from the Income and Capital Accounts as directed by the Sponsor)). The Trustee shall sell the Securities, any portion of which have been segregated as provided below, or collect the redemption proceeds thereof and distribute such sale or redemption proceeds (1) to the Holder, to the extent described in the immediately preceding sentence, and (2) to the Capital Account, to the extent of any balance of the sale or redemption proceeds; provided that if the Sponsor contemplates any further deposit of Additional Securities into the Trust in accordance with Section 3.06, the Securities to be segregated shall be selected by the Sponsor so as to maintain, to the extent practicable, the proportionate relationship among the number of shares of each Security then existing. In the event that funds are withdrawn from the Capital Account or Securities are sold for payment of any portion of the Redemption Price representing Accrued Income, the Capital Account shall be reimbursed when sufficient funds are available in the Income Account. As used in this Section 5.02, “Accrued Income” shall mean net accrued but unpaid interest on Securities or interest earned on Funds deposited for purchase of Securities as provided in Section 3.06(i) and with respect to Common Stocks and Preferred Stocks, net dividends declared but unpaid but, except as otherwise instructed by the Sponsor, only for the period commencing three Business Days prior to the record date therefor and ending on the date received by the Trustee.”

“(c)  Redemption by Distribution Agent—Subject to payment by the Holder of any tax or governmental charges due thereon, redemption is to be made by distribution to the Distribution Agent on behalf of the redeeming Holder of (1) Securities (the “Securities Distribution”) equal to the fractional undivided interest represented by each Unit in all Securities in the Trust to the extent of the Unit Value of the Units redeemed plus (2) an amount in cash (the “Cash Distribution”) equal to the Unit Value less the value of the Securities Distribution, determined as of the Evaluation Time next following the tender, multiplied by the number of Units being redeemed (such Securities Distribution and Cash Distribution in the aggregate being referred to herein as the “Redemption Distribution”). The Distribution Agent will dispose of such assets in accordance with the provisions of the Distribution Agency Agreement. Fractional interests in shares distributed to the Distribution Agent, which are not included in the Redemption Distribution, shall be held in trust by the Distribution Agent, which is hereby designated a subcustodian of the Trustee with respect to such fractional interests, and shall be subject to such disposition as the Sponsor shall direct.”

“The portion of the Redemption Distribution which represents the Holders’ interest in the Income Account shall be withdrawn from the Income Account to the extent available. The balance paid on any redemption, including dividends receivable on stocks trading ex dividend, if any, shall be withdrawn from the Capital Account to the extent that funds are available for such purpose. If such available balance shall be insufficient, the Trustee shall advance funds sufficient to pay such amount to the Holder and shall be entitled to reimbursement of such advance upon the deposit of additional monies in the Income Account or Capital Account, whichever happens first. Should any amounts so advanced with respect to declared but unreceived dividends prove uncollectible because of default in payment of such dividends, the Trustee shall have the right immediately to liquidate Securities in amount sufficient to reimburse itself for such advances, without interest. In the event that funds are withdrawn from the Capital Account for payment of any portion of the Redemption Distribution representing dividends receivable on stocks trading ex dividend, the Capital Account shall be reimbursed when sufficient funds are next available in the Income Account for such funds so applied.”

“Holders requesting or required to receive a cash distribution shall receive such distribution in accordance with the applicable provisions of the Distribution Agency Agreement.”

(h)  For purposes of SECTION 7.03, the amount per year as compensation for the Sponsor is hereby specified as the amount set forth under Summary of Essential Information in the Prospectus as Sponsor’s Annual Fee.

(i)  SECTION 8.01(b) shall be amended by adding the following to the clause ending prior to the proviso beginning in the fifth line:

“or in respect of any evaluation which it is required to make, or required or permitted to have made by others under this Indenture, or otherwise.”

(j)  For purposes of SECTION 8.05, the amount per year specified as compensation for the Trustee is hereby specified as the amount set forth under Summary of Essential Information in the Prospectus as Trustee’s Annual Fee.

(k)  For purposes of SECTION 9.01, the Mandatory Termination Date (“Termination Date”) shall be the date(s) specified in the Prospectus under “Termination Date” Trust in the Summary of Essential Information. Upon prior notice to the Trustee from the Sponsor, the Termination Date may be extended for a period no longer than 30 days without giving notice to the Holders.

(l)  SECTION 9.01 of the Agreement is amended by adding the following at the end of the first sentence of the second paragraph thereof:

“Upon the Sponsor’s request, such notice shall be made not less than 30 days prior to the Termination Date. Such notice shall allow each Holder of record to elect to redeem his Units at the net asset value on the Termination Date and to receive, in partial payment of the Redemption Price per Unit, an in-kind distribution of such Holder’s pro rata share of the Securities, to the extent of whole shares. The Trustee will honor duly executed requests for such in-kind distribution received by the close of business on a date not less then thirty days prior to the Termination Date (the “Rollover Date”). Redemption of the Units of Holders electing such in-kind distribution shall be made on the third business day following the Termination Date and shall consist of (1) such Holder’s pro rata share of Securities (valued as of the Termination Date) to the extent of whole shares and (2) cash equal to the balance of such Holder’s Redemption Price. Holders who do not effectively request an in-kind distribution shall receive their distribution upon termination in cash.”

“Upon the Sponsor’s request, the Trustee will include in the written notice to be sent to Holders referred to in the previous paragraph of this section a form of election whereby Holders may express interest in investing their terminating distribution in units of another series of the Equity Focus Trusts (the “New Series”). The Trustee will inform the Sponsor of all Holders who, within the time period specified in such notice, express such interest. The Depositors will provide to such Holders an applicable sales material with respect to the New Series and a form, acceptable to the Trustee, whereby a Holder may appoint the Distribution Agent the Holder’s agent to apply the Holder’s distribution for the purchase of a unit or units of the New Series (a “Rollover”). Such form will specify, among other things, the time by which it must be returned to the Trustee in order to be effective and the manner in which such purchase shall be made. Redemption of the Units of the Holders electing such Rollover shall be made by distribution to the Distribution Agent on behalf of redeeming Holder on a Rollover Date and shall consist of (1) such Holder’s pro rata share of Securities (valued as of the Rollover Date) to the extent of whole shares and (2) cash equal to the balance of the Holder’s Redemption Price. The Distribution Agent will dispose of such assets in accordance with the provisions of the Distribution Agency Agreement. This paragraph shall not obligate the Sponsor to create any New Series or to provide any such investment election.”

This Indenture shall be deemed effective when executed and delivered by the Sponsor and the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Trust Indenture to be duly executed:

SALOMON SMITH BARNEY INC. Sponsor	By:	/S/ KEVIN KOPCZYNSKI

Director

THE BANK OF NEW YORK, Trustee

By:	/S/ THOMAS PORRAZZO
Vice President

(SEAL) ATTEST:

By:	/s/ RUDOLF E. REITMANN
Rudolf E. Reitmann

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